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                                                                    EXHIBIT 99.1


                             [WEBLINK WIRELESS LOGO]

               WEBLINK WIRELESS, INC. FILES PLAN OF REORGANIZATION COMPANY SIGNS LETTER OF INTENT WITH SUN CAPITAL ACQUISITION CORP.

DALLAS- Jan. 31, 2002 -- WebLink Wireless, Inc. (OTC Bulletin Board: WLNKA) today announced that it has signed a letter of intent for a transaction that will permit the Company to emerge from its restructuring process with a new financial partner, Sun Capital Acquisition Corp. ("Sun Capital"), an affiliate of Sun Capital Partners, Inc., a Boca Raton, Florida-based private investment firm. WebLink Wireless also filed a plan of reorganization ("Plan") incorporating the terms of the Sun Capital letter of intent with the United States Bankruptcy Court, in connection with its Chapter 11 petition filed on May 23, 2001. Lenders holding a majority of the Company's secured debt have also indicated their support of the letter of intent with Sun Capital.

"WebLink has already completed an operational restructuring to focus on its core telecommunications and business customers and as a result has been cash flow positive for the last six months. With Sun Capital's involvement we now plan to address the restructuring of our balance sheet," said N. Ross Buckenham, WebLink Wireless' president and chief executive officer. "We believe the resulting strong balance sheet combined with our operational excellence, our advanced narrowband technology network and the largest nationwide footprint will strengthen our position as the 'wireless data network of choice' for our many telecommunications partners and business customers."

"We are very enthusiastic regarding our potential investment in WebLink Wireless and look forward to working with Mr. Buckenham and his management team," said M. Steven Liff, vice president at Sun Capital. "Our goal now is to complete our due diligence and finalize the deal."


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WebLink/Sun Capital
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WebLink expects to implement the restructuring through a sale of its business and assets pursuant to Section 363 of the Bankruptcy Code, and the proceeds from the sale are expected to be distributed to the Company's creditors pursuant to the Plan. The Company does not expect any proceeds of the sale or other property to be available for distribution to the stockholders of the Company. The Bankruptcy court has not yet approved the adequacy of any disclosure statement describing the Plan.

Consummation of the transaction is subject to successful completion of due diligence by Sun Capital, negotiation of a definitive purchase agreement, approval of the transaction by the bankruptcy court and the Federal Communications Commission and other conditions. The Company does not expect consummation of the sale or confirmation of a plan of reorganization before late April 2002.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts of market leading companies that can benefit from its in-house operating personnel and experience. The firm has successfully invested in approximately 30 companies during the past several years with combined revenues in excess of $2 billion. Web site: www.SunCapPart.com

WebLink Wireless, Inc., a leader in the wireless data industry, operates the largest ReFLEX network in the United States. The Dallas-based company provides 2way wireless messaging, wireless email, mobile Internet information, customized wireless business solutions, telemetry, and paging to more than 1.5 million business and retail customers. WebLink Wireless is the preferred wireless data network provider for many of the largest telecommunication companies in the U.S. who resell services under their own brand names. WebLink's reliable multicast network covers approximately 90 percent of the U. S. population and, through roaming agreements, extends throughout most of North America. For more information on WebLink Wireless please visit us on the Internet at www. weblinkwireless.com


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WebLink/Sun Capital
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                                       ###

This press release includes forward-looking statements that involve risks and uncertainties that are detailed from time to time in the SEC filings of WebLink Wireless, Inc. including its most recent annual report on Form 10-K and any subsequently filed reports on Form 10-Q and Form 8-K. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify such forward-looking statements. The company wants to caution readers that any forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (those which talk about the company's or management's current expectations as to the future and include, but are not limited to, statements about possible restructuring and future liquidity outlook) in this release or made by the company's management involve risks and uncertainties which may change based on various important factors. Actual results may differ materially from those projected due to many factors including the effect on the Company's business of operating while in Chapter 11 bankruptcy proceedings; economic conditions and consumer confidence generally in the United States; failure to obtain additional funding, increased competition, pricing pressures, delays in new service introductions, delays in the introduction of new subscriber devices, regulatory issues, capital and operating needs and other business factors. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.


CONTACT:
Kelly Prentiss
Vice President of Finance and CFO
(214) 765-3874
kprentiss@weblinkwireless.com